EXHIBIT 107

FILING FEE TABLE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and(h)	530,000	$12.27(2)	$6,503,100	0.00014760	$959.86
Total Offering Amounts							$959.86
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$959.86

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Perma-Pipe International Holdings, Inc. (the “Registrant”)’s common stock, par value $0.01 (the “Common Stock”), that become issuable under the Registrant’s 2024 Omnibus Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)

Pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 530,000 shares of Common Stock and (ii) $12.27, the average of the high and low trading prices of the Common Stock on Nasdaq on September 26, 2024 (within five business days prior to the date of this Registration Statement).

(3)	Calculated pursuant to Rule 457 of the Securities Act, solely for purposes of calculating the registration fee.